LightTouch Technology


Normal
Condyloma
Very Mild Dysplasia
Mild Dysplasia
Moderate Dysplasia
Severe Dysplasia
Carcinoma in situ
Normal
Low Grade SIL
High Grade SIL
Atypia
CIN 1
CIN 2
CIN 3
Invasive Cancer
Degree of Progression

Guided Therapeutics